                                                                     EXHIBIT 11


                                VOTING AGREEMENT

         This Agreement is made as of January 10, 2000 among JJF GROUP, INC., a Minnesota corporation ("PURCHASER"), JJF ACQUISITION, INC., a Minnesota corporation and a wholly owned subsidiary of Purchaser ("NEWCO"), JOHN J. FAUTH, a resident of Minnesota ("FAUTH")and each other person or entity listed on the signature pages hereof as a Stockholder (each, a "STOCKHOLDER").

         WHEREAS, Purchaser, Newco and TSI, Incorporated, a Minnesota corporation (the "COMPANY") have entered into an Agreement and Plan of Merger dated as of the date hereof (the "MERGER AGREEMENT"; capitalized terms used but not otherwise defined in this Agreement have the meanings assigned to such terms in the Merger Agreement), which provides for the merger of Newco with and into the Company (the "MERGER"); and

         WHEREAS, the board of directors of the Company has established a committee of all of its disinterested directors pursuant to Minnesota Statutes Chapter 302A.673, subd. (d)(1) (the "BUSINESS COMBINATION ACT") who have affirmatively voted to approve the Merger Agreement, this Agreement and related transactions by and among Purchaser, Newco and the Company pursuant to the Business Combination Act;

         WHEREAS, as of the date hereof, each Stockholder owns (beneficially or of record) the number of shares of Company common stock, $.10 par value per share (the "COMPANY COMMON STOCK") set forth opposite such Stockholder's name on EXHIBIT A hereto (those shares are referred to herein as the "SHARES" of that Stockholder), and the Shares of all of the Stockholders collectively constitute approximately 10.95% of the Company's outstanding shares of Company Common Stock;

         WHEREAS, as a condition to the willingness of Purchaser and Newco to enter into the Merger Agreement, Purchaser and Newco have required that the Stockholders to enter into this Agreement; and

         NOW, THEREFORE, in consideration of the foregoing premises and agreements contained herein, each Stockholder severally agrees with the Purchaser and Newco as follows:

SECTION 1.  TRANSFER AND VOTING OF SHARES.

         1.1. VOTING AGREEMENT. Each Stockholder hereby agrees that during the time this Agreement is in effect, at any meeting of the stockholders of the Company, however called, and in any action by consent of the stockholders of the Company, such Stockholder shall vote the Shares; (a) in favor of the Merger, the Merger Agreement (as amended from time to time) and the transactions contemplated by the Merger Agreement, and (b) against any proposal for any recapitalization, merger (other than the Merger), sale of assets or other business combination between the Company and any person or entity (other than Purchaser or Newco). This Agreement is intended to, and shall, bind a Stockholder only with respect to the specific matters set forth herein in the Stockholder's capacity as a stockholder of the Company and does not bind a Stockholder with respect to voting as a member of the Company's Board of Directors. This Agreement is intended to, and shall, bind a Stockholder only with respect to the number of Shares set forth opposite his name on Exhibit A. In the event that a Stockholder acquires ownership or voting power as to additional Company Common Stock, such additional shares shall not be subject to this Agreement.

         1.2. NO DISPOSITION OR ENCUMBRANCE OF SHARES. Each Stockholder hereby covenants and agrees that, from the date hereof to the termination of this agreement, he shall not, and shall not offer or agree to, sell, transfer, tender, assign, hypothecate or otherwise dispose of, or create or permit to exist any Encumbrance (as hereinafter defined) on his Shares at any time prior to the Effective Time; PROVIDED, HOWEVER, any Stockholder may make gifts of all or a portion of his Shares (a) at any time to a donee who agrees to vote as provided in Section 1.1 of this Agreement, (b) to any charitable organization or foundation, member of his immediate family, descendent or trust for any of their benefit, but only if the gift is made after the record date for the meeting of the stockholders of the Company to vote upon the Merger and (c) as otherwise consented to by Purchaser, which consent will not be unreasonably withheld or delayed.

SECTION 2.  REPRESENTATIONS AND WARRANTIES OF EACH STOCKHOLDER

              Each Stockholder, severally and not jointly, hereby represents and warrants to Purchaser and Newco as follows:

         2.1. DUE EXECUTION, ETC. This Agreement has been duly executed and delivered by or on behalf of such Stockholder and, assuming its due authorization, execution and delivery by Purchaser and Newco, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms.

         2.2 NO CONFLICTS, REQUIRED FILINGS AND CONSENTS. The execution and delivery of this Agreement by such Stockholder do not, and the performance of this Agreement by such Stockholder will not, (i) conflict with or violate any agreement, decree or judgment applicable to such Stockholder or by which he or any of his properties is bound or affected, or (ii) result in the creation of a lien or Encumbrance on any of his Shares.

         2.3 TITLE TO SHARES. Such Stockholder is the record and beneficial owner of the Shares set forth opposite such Stockholder's name on EXHIBIT A hereto, free and clear of any pledge, lien, security interest, mortgage, charge, claim, equity, option, proxy, voting restriction, right of first refusal limitation on disposition, adverse claim of ownership or use or encumbrance of any kind ("ENCUMBRANCE") which would prevent such Stockholder from entering into or performing this Agreement, other than pursuant to this Agreement and the Merger Agreement.

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF NEWCO AND PURCHASER

         Purchaser, Newco and Fauth hereby, jointly and severally, represent and warrant to each Stockholder that (a) Newco and Purchaser have all requisite corporate power to execute and deliver this Agreement and to consummate the transactions contemplated hereby; (b) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by each of Newco and Purchaser have been duly authorized by all necessary corporate action on the part of Newco and Purchaser; and (c) this Agreement has been duly executed and delivered by each of Newco and Purchases and, assuming its due authorization, execution and delivery by each Stockholder, constitutes a legal, valid and binding obligation of each of Newco and Purchaser, enforceable against Newco and Purchaser in accordance with its terms.

SECTION 4.  MISCELLANEOUS

         4.1. EXPENSES. Except as otherwise provided herein, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

         4.2. NOTICES. Any notice or other communication required or permitted hereunder shall be a writing and shall be delivered personally, sent by facsimile transmission or sent by certified, registered, express mail or nationally recognized courier service, postage prepaid. Any such notice shall be deemed given when so delivered personally or successfully sent by facsimile transmission or, if mailed, five days after the date of deposit in the United States mails, as follows:

(i)    if to Purchaser or Newco to:         With a concurrent copy to:
       ---------------------------          --------------------------
       JJF Group, Inc.                      Lindquist & Vennum P.L.L.P.
       333 South 7th Street, Suite 3100     4200 IDS Center
       Minneapolis, Minnesota 55402         Minneapolis, Minnesota 55402
       Attn: John J. Fauth                  Attn: Richard D. McNeil
       Facsimile: (612) 673-6703            Facsimile: (612) 371-3207

(ii)   if to a Stockholder to:              With a concurrent copy to:
       ----------------------               --------------------------
       TSI Incorporated                     Gray, Plant, Mooty, Mooty & Bennett
       500 Cardigan Road                    3400 City Center
       P.O. Box 64394                       33 South Sixth Street
       St. Paul, MN  55164                  Minneapolis, Minnesota 55402
       Facsimile: (651) 490-2748            Attn: John E. Brower, Esq.
                                            Facsimile: (612) 333-0066

         Any party may by notice given in accordance with this Section 4.2 to the other parties designate another address or person for receipt of notices hereunder.

         4.3. SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         4.4. ENTIRE AGREEMENT. This Agreement and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

         4.5. ASSIGNMENT, BINDING EFFECT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Purchaser or Newco may assign all or any of their rights and obligations hereunder to any affiliate of Purchaser, provided that no such assignment shall relieve Purchaser or Newco of its obligations hereunder if such assignee does not perform such obligations. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         4.6. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Minnesota court, this being in addition to any other remedy to which they are entitled at law or in equity.

         4.7. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, without regard to its rules of conflict of laws.

         4.8. HEADINGS. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

         4.9. COUNTERPARTS. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

         4.10. TERMINATION. This Agreement shall terminate and be of no further force and effect, automatically and without any required action of the parties, hereto, at the time of the termination of the Merger Agreement; PROVIDED, HOWEVER, that no such termination shall release any Stockholder for any liability arising as a result of the breach of its obligations or representations and warranties hereunder prior to such termination. The proviso of the preceding sentence shall not apply, and no Stockholder shall have any liability under this Agreement following the consummation of the Merger provided for in the Merger Agreement.


[The remainder of this page is intentionally left blank.]

         4.11. TERMINATION OF ALL STOCKHOLDER AGREEMENTS. Each Stockholder agrees that any and all stock purchase agreements, voting agreements, registration rights agreements, shareholders' agreements or any other agreements pursuant to which such Stockholder acquired Shares shall terminate effective upon the Merger.

         IN WITNESS WHEREOF, the parties have caused this Voting Agreement to be executed as of the date first written above.

JJF Acquisition, Inc.                          JJF Group, Inc.


By /s/ John J. Fauth                           By  /s/ John J. Fauth
   --------------------------------               -----------------------------
Its  Chairman                                  Its Chairman
   --------------------------------               -----------------------------


                                                /s/ John J. Fauth
                                               --------------------------------
                                                       John J. Fauth

STOCKHOLDERS:


  /s/ John F. Carlson                           /s/ Lowel D. Nystrom
-----------------------------------            --------------------------------
John F. Carlson                                 Lowell D. Nystrom

  /s/ Frank D. Dorman                           /s/ Kenneth J. Roering
-----------------------------------            --------------------------------
Frank D. Dorman                                        Kenneth J. Roering

  /s/ James E. Doubles                          /s/ Donald M. Sullivan
-----------------------------------            --------------------------------
James E. Doubles                                       Donald M. Sullivan

  /s/ Lawrence J. Whalen                        /s/ Joseph C. Levesque
-----------------------------------            --------------------------------
Lawrence J. Whalen                              Joseph C. Levesque

                                                                    EXHIBIT A

                              LIST OF STOCKHOLDERS

                                                      Number of Shares
         Name of Stockholder                       of Company Common Stock
         -------------------                       -----------------------
         James E. Doubles                                  74,000
         Lowell D. Nystrom                                592,947
         Frank D. Dorman                                  460,910
         Donald M. Sullivan                                44,000
         Kenneth J. Roering                                30,750
         Lawrence J. Whalen                                28,500
         John F. Carlson                                   20,048
         Joseph C. Levesque                                 -0-
                                                         ---------
                                                         1,251,155



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